Exhibit 10.1

CONSULTING and NON-COMPETITION AGREEMENT

and

RELEASE AND WAIVER OF CLAIMS

THIS IS A CONSULTING AND NON-COMPETITION AGREEMENT and RELEASE AND WAIVER OF CLAIMS (hereinafter referred to as “Agreement”) made this 8th day of October 2009, by and between CDI Corporation (hereinafter referred to as “Company”) and Cecilia J. Venglarik (hereinafter referred to as “Venglarik”) which is entered into in connection with the termination of Venglarik’s role as Senior Vice President, Human Resources as of September 22, 2009 and Venglarik’s employment with Company as of March 19, 2010 (“Termination Date”).

1. Consideration.

(a)	As consideration for Venglarik’s performance of consulting services hereunder, Company agrees to pay Venglarik the amounts set forth in paragraph 2, below; and

(b)	As consideration for Venglarik’s non-competition and release undertakings and her other undertakings set forth herein and pursuant to the terms of the Company’s Executive Severance Arrangement, Company agrees to pay Venglarik twenty six bi-weekly payments of $11,154 each during the period from March 20, 2010 through March 19, 2011. Such bi-weekly payments will be made in conjunction with Company’s regular pay cycle and for any bi-weekly period in which Venglarik is not required to be paid pursuant to the foregoing for two full weeks (i.e., the first and last pay cycle of this period), her bi-weekly payment may be prorated accordingly.

(c)

Venglarik shall be eligible to continue her and her eligible dependents’ group health plan benefits (“Health Benefits”) pursuant to the provisions of COBRA. During the period from the Termination Date through March 19, 2011, should Venglarik elect such COBRA continuation, the Company shall continue to pay its portion of the premium for Venglarik and any of Venglarik’s current eligible dependents’ Health Benefits so long as Venglarik continues to pay the regular employee share of such premium; provided, that if the Company’s payments pursuant to this Section 1(c) are structured as reimbursements to Venglarik, such reimbursements shall be made promptly after Venglarik’s payment of the applicable expense for Health Benefits, but in no event later than the close of the calendar year following the calendar year during which such expense was

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incurred. Nothing in this Section shall be deemed to require the Company to reimburse Venglarik for any deductibles, co-pays or other similar type payments incurred by Venglarik relating to the Health Benefits. Following March 19, 2011, Venglarik shall be responsible for the full COBRA cost of the group health plan benefits for herself and her eligible dependents.

(d)	Venglarik may be eligible, under the terms of the insurance policies governing the life insurance benefits provided to Company employees to elect to convert her basic and/or supplemental life insurance coverage to an individual policy. Subject to Venglarik’s timely election to convert such coverage and her submitting proof of such conversion, in a form acceptable to the Company in its discretion, the Company shall, for the period from the Termination Date through March 19, 2011, provide a pre-tax reimbursement to Venglarik in an amount calculated as the monthly premium cost for such converted coverage over the applicable premium cost that would have been due from Venglarik had her employment with the Company continued during such period. Such reimbursements shall be made promptly after Venglarik’s payment of the applicable premium expense for the life insurance benefits, but in no event later than the close of the calendar year following the calendar year during which such expense was incurred.

(e)	Should Venglarik secure another employment position, the Company shall have the right to cease, in its sole discretion, any additional severance payments and any Company payments for COBRA continuation or life insurance benefits for the period following Venglarik’s attainment of other employment.

(f)	Subject to Venglarik’s compliance with the terms hereof, the Compensation Committee will extend the exercisability of Venglarik’s outstanding stock appreciation rights and will credit Venglarik’s service as a consultant pursuant hereto as continued employment for purposes of Venglarik’s outstanding stock appreciation rights, time-vested deferred stock and performance-conditioned deferred stock, in any case, for the period(s) set forth with respect to such outstanding awards on Schedule A hereto and with respect to the time-vested deferred stock granted to Venglarik on May 2, 2006, the Compensation Committee will vest all the remaining shares from such grant on March 19, 2010. Pursuant to their terms, Venglarik’s units granted pursuant to the CDI Corp. Stock Purchase Plan for Management Employees and Non-Employee Directors (the “SPP Plan”) shall vest and be converted to shares of CDI Stock (as defined in the SPP Plan) on her Termination Date.

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Company’s obligations under this Section 1 are contingent upon (i) Venglarik having executed this Agreement, (ii) the seven (7) day revocation period provided in Section 8, below, having expired and (iii) Venglarik having not exercised that right of revocation.

2. Following September 24, 2009, upon Company’s request, Venglarik agrees to make herself available at times reasonably convenient to her, to perform special project and/or consulting services work for Company through March 19, 2010. In any event, Company and Venglarik agree that Venglarik will at the request of Company make herself available to perform up to twenty (20) hours a week on these special project and/or consulting services in that time period. Subject to Venglarik’s compliance with the terms hereof, Company agrees to pay Venglarik bi-weekly payments of $5,289 through March 19, 2010. Such bi-weekly payments will be made in conjunction with Company’s regular pay cycle and for any such bi-weekly period in which Venglarik has made herself available to provide consulting services pursuant to the foregoing for less than two full weeks (i.e., the first and last pay cycle of this period), her bi-weekly payment will be prorated accordingly.

3. From the date hereof through March 19, 2011, Venglarik agrees that she will not:

(a)	Directly or indirectly hire or cause to be hired, or solicit, interfere with or attempt to entice away from Company, any individual who is then an employee of Company or, in the case of a person being hired, was an employee of Company within twelve months prior to the date of such hire;

(b)	Directly or indirectly, contact, solicit, interfere with or attempt to entice away from Company any customer of Company on behalf of a business which competes with Company;

(c)

Own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected directly or indirectly, as proprietor, partner, shareholder (other than ownership of not more than two percent of a company’s outstanding capital stock), director, officer, executive, employee, agent, creditor, consultant, independent contractor, joint venturer, investor, representative, trustee or in any other capacity or manner whatsoever with any business engaged in any of the following

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activities: that provides candidates or personnel to customers on a direct, contract or temporary basis; which provides technology and/or administration to assist in the coordination of such services provided by multiple vendors; which provides services related to either of the foregoing; which provides architectural, engineering, design, drafting, construction management or related services to customers in the government sector (including the military) or in the aerospace, chemicals, refining, pipeline, power generation, telecommunications, heavy manufacturing, gas gathering and processing, life sciences or any other industry serviced by the Company; or which provides systems and network support, upgrades and migrations; desk-side support; help desk support; data processing; software development or related services to customers. This provision, Section 3 (c) shall apply throughout the United States and in any other geographical market that the Company is then conducting business.

(d)	Venglarik acknowledges that the restrictions contained in this Section 3 are reasonably designed to protect the Company’s legitimate business interests. Should Venglarik breach any provisions of this Section 3, the Company shall be entitled to injunctive relief in addition to any other relief available in equity or at law, and Venglarik shall be responsible for reimbursing the Company’s reasonable attorneys’ fees. Should any provision of this Section 3 be determined to be unreasonable as to duration, geographic scope or otherwise by a court of competent jurisdiction, the court shall have the authority to modify such provisions to the extent necessary to render them enforceable.

4. Venglarik hereby, on behalf of herself, her descendants, ancestors, dependents, heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Company and its parent and it parent’s parent, and its and their subsidiaries, affiliates, divisions, successors, and assigns, together with its and their past and present directors, officers, agents, attorneys, insurers, employees, stockholders, and representatives (“Company’s Related Parties”), from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders or liabilities of whatsoever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which Venglarik now owns or holds or has at any time heretofore owned or held against said Company or Company’s Related Parties through the date of Venglarik’s signature on this Agreement. This general release of claims includes without limitation all claims arising out of or in any way connected with Venglarik’s employment relationship with Company or the termination of that employment relationship, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or

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unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Company or any of Company’s Related Parties committed or omitted prior to the date of this Release, including, but not limited to claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family Medical Leave Act, and any state or local statute which deals with discrimination or any claim for severance pay, bonus, salary, overtime pay, sick leave, holiday pay, vacation pay, stock options or other stock related compensation or programs, life insurance, health or medical insurance, benefits under any pension, retirement or 401(k) plan or any other fringe benefit, or disability benefit.

The release in the previous paragraph shall not, however, release any rights to (i) those items to be paid as consideration under this Agreement, (ii) payments to which Venglarik is entitled under any Company insurance, retirement, profit sharing, deferred compensation, 401(k), stock purchase or any other Company benefit plan as of the Termination Date (including payment of pro-rata bonus as initiated/committed by CEO in his office on September 22, 2009) – the benefits under which will be paid in accordance with the terms of such plans, it being understood and agreed that neither the consideration paid under the Agreement nor the way that consideration is calculated or paid shall create or enhance any such entitlement, or (iii) payment of all Paid Days Off earned and accrued through the Termination Date and reimbursement of any business expenses incurred by Venglarik in connection with Company’s business and in accordance with Company’s policy for the reimbursement of such expenses.

5. Venglarik warrants and agrees that she is responsible for any federal, state, and local taxes which may be owed by her by virtue of the receipt of any portion of the consideration herein provided. Company will, however, make any appropriate withholdings on amounts to be paid hereunder, as required by law.

6. Venglarik acknowledges that she is hereby advised to consult with an attorney of her choice in regard to this Agreement. Company and Venglarik represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, or they have knowingly and willingly not sought the advice of their attorneys. Venglarik hereby understands and acknowledges the significance and consequences of an agreement such as this and represents that the terms of this Agreement are fully understood and voluntarily accepted by her.

7. Both Venglarik and Company have cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis that the party was the drafter.

8. Venglarik further acknowledges that she is being given a period of twenty-one days to consider this Agreement and that, should she sign, she may revoke this Agreement within seven (7) days following her signing of the Agreement by giving

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written notice of such revocation to Company. Such notice must be dated within such seven day time period and must be received promptly thereafter by Company. This Agreement shall not become effective or enforceable until after the seven (7) day revocation period has expired.

9. Venglarik agrees to perform certain actions that may be reasonably necessary in Company’s defense or prosecution of disputes, claims and/or lawsuits that involve matters or events, which occurred during Venglarik’s period of employment with Company or during the consulting period described in paragraph 2, above. Such actions would include reviewing files and records, attending and participating in meetings, giving depositions, attending and testifying at trials and performing similar actions. Company agrees to provide reasonable notice, and as much notice as is practicable under the circumstances, to Venglarik before requesting Venglarik to perform any such actions. Company further agrees to cooperate with Venglarik in scheduling all such actions so as not to unduly burden Venglarik or to unduly interfere with Venglarik’s other activities and responsibilities. Company agrees to promptly reimburse Venglarik for all out-of-pocket costs (including travel, meal and lodging costs) reasonably incurred by Venglarik in fulfilling Venglarik’s responsibilities under this paragraph, upon Venglarik’s providing proper documentation of such costs. Also, Company agrees to pay Venglarik reasonable compensation for time spent by Venglarik fulfilling her responsibilities under this paragraph after March 19, 2011.

10. Venglarik agrees to hold all of Company’s Confidential Information in the strictest confidence and not use any Confidential Information for any purpose and not publish, disseminate, disclose or otherwise make any Confidential Information available to any third party. “Confidential Information” means all information, data, know-how, systems and procedures of a technical, sensitive or confidential nature in any form relating to Company, its parents, subsidiaries, affiliates, franchisees and/or its customers, including, without limitation, all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of customers, franchisees and prospective customers, systems for recruitment and franchise sales, contractual arrangements, market research data, information about employees, suppliers, franchisees and other companies with which Company has a commercial relationship, plans, methods, concepts, computer programs or software in various stages of development, passwords, source code listings and object code.

11. Venglarik agrees to return to Company promptly after the date hereof all Company property and documents that Venglarik may have in her possession.

12. Venglarik agrees not to use after the Termination Date any computer or network access code or password belonging to Company or made available to her by virtue of her employment with Company, and not to access any computer, network, or data base in the possession or control of Company.

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13. Both parties agree to maintain the terms of this Agreement as confidential and not to disclose such terms to any party except that Venglarik may disclose the terms of this Agreement to her immediate family and her legal and financial advisors and may disclose the contents of Section 3, i.e. the non-disclosure and non-compete obligation, to prospective employers and that Company may disclose the terms of this Agreement to its financial, accounting and legal advisors or otherwise as may be required by law or necessary for its legitimate business operations

14. If one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

15. This Agreement constitutes the entire agreement between the parties concerning the termination of Venglarik’s employment, her consulting arrangement, the payment of any compensation to Venglarik following such termination and all other subjects addressed herein. This Agreement supersedes and replaces all prior negotiations and agreements relating to the subjects addressed herein. All agreements, proposed or otherwise, whether written or oral, concerning all subject matters covered herein are incorporated into this Agreement.

Intending to be legally bound, the parties hereto affix their signatures below.

October 8, 2009		/s/ Cecilia J. Venglarik
Date		Cecilia J. Venglarik

CDI Corporation

October 5, 2009	By:	/s/ Roger H. Ballou
Date		Roger H. Ballou
President and Chief Executive Officer

Schedule A

Outstanding Awards: Extended Vesting and Exercisability

Stock-settled SARs:

Grant Date	No. of Shares	Exercise Price	Vesting Date(s)	No. of SARs Exercisable
03/04/05	2,834	$20.72	20% per year	2,267
03/09/06	3,783	$26.56	20% per year	2,270
03/01/07	3,783	$26.82	20% per year	1,513
03/03/08	5,000	$24.81	20% per year	1,000
03/19/09	5,000	$9.38	20% per year	0
TOTAL	20,400			7,050

Time-Vested Deferred Stock (TVDS):

Grant Date	No. of TVDS Shares Awarded	Vesting Date(s)	No. of Shares Vested	No. of TVDS Shares Outstanding*
03/04/05	708	20% per year	564	144
03/09/06	946	20% per year	567	379
05/02/06	4,000	20% per year	2,400	1,600
03/01/07	946	20% per year	378	568
03/03/08	1,250	20% per year	250	1,000
03/19/09	1,250	20% per year	0	1,250
TOTAL	9,100		4,159	4,941

*	Note: The above numbers do not include any additional dividend-related shares which she would be entitled to receive upon vesting.

Performance-Contingent Deferred Stock (PCDS):

Grant Date	No. of PCDS Shares Awarded	Vesting Date(s)	No. of Shares Vested	No. of PCDS Shares Outstanding*
03/19/09	2,500	03/10 and 03/11	0	2,500
TOTAL	2,500		0	2,500

*	Note: The above numbers do not include any additional dividend-related shares which she would be entitled to receive upon vesting.